Exhibit 99.2

MARTIN MIDSTREAM PARTNERS L.P.
UNAUDITED PRO FORMA CONSOLIDATED AND CONDENSED FINANCIAL INFORMATION
INTRODUCTION

The following unaudited pro forma financial statements have been derived from the historical consolidated financial statements of Martin Midstream Partners L.P. ("MMLP" or "the Partnership") and the historical financial statements of Martin Transport, Inc. ("MTI"). The pro forma financial statements should be read in conjunction with the accompanying notes to pro forma financial statements and with the historical financial statements and related notes for both the Partnership and MTI filed with the Securities and Exchange Commission.

The pro forma consolidated and condensed balance sheet assumes that the MTI acquisition and the related borrowings under our credit facility occurred as of December 31, 2018. The pro forma statement of operations assumes that the MTI acquisition and the related borrowings under our credit facility occurred on January 1, 2018. The pro forma financial statements give pro forma effect to the acquisition of MTI for consideration (in millions) as follows:

Purchase price[1]	$135.0
Plus: Working Capital Adjustment	2.8
Less: Capital leases assumed	(11.7)
Cash consideration paid	$126.1

1The purchase agreement also includes a $10.0 million earn-out based on certain performance thresholds.

The pro forma adjustments are based upon currently available information and certain estimates and assumptions, and therefore the actual adjustments will differ from the pro forma adjustments. However, management believes that the assumptions used provide a reasonable basis for presenting the significant effects of the acquisition as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial statements. The pro forma financial statements may not be indicative of the results that actually would have occurred if we had completed the acquisition on the date indicated. In addition, the pro forma financial statements are not necessarily indicative of the results of our future operations.

MARTIN MIDSTREAM PARTNERS L.P.
UNAUDITED PRO FORMA CONSOLIDATED AND CONDENSED BALANCE SHEET
As of December 31, 2018
(Dollars in thousands)

	MMLP	MTI	Pro Forma Adjustments		Pro Forma Consolidated
Assets
Cash	$237	$63	$—		$300
Accounts and other receivables, less allowance for doubtful accounts of $291	79,031	11,726	—		90,757
Product exchange receivables	166	—	—		166
Inventories	85,068	1,138	—		86,206
Due from affiliates	18,609	1,042	(805)	(e)	18,846
Fair value of derivatives	4	—	—		4
Other current assets	5,275	831	—		6,106
Assets held for sale	5,652	—	—		5,652
Total current assets	194,042	14,800	(805)		208,037

Property, plant and equipment, at cost	1,264,730	46,843	—		1,311,573
Accumulated depreciation	(466,381)	(21,459)	—		(487,840)
Property, plant and equipment, net	798,349	25,384	—		823,733

Goodwill	17,296	489	—		17,785
Deferred tax asset	—	—	25,208	(c)	25,208
Intangibles and other assets, net	23,711	362	—		24,073
	$1,033,398	$41,035	$24,403		$1,098,836

Liabilities and Partners’ Capital
Current installments of long-term debt and capital lease obligations	$—	$5,409	$—		5,409
Trade and other accounts payable	63,157	2,563	—		65,720
Product exchange payables	13,237	—	—		13,237
Due to affiliates	2,459	482	(805)	(e)	2,136
Income taxes payable	445	—	—		445
Other accrued liabilities	22,215	2,588	—		24,803
Total current liabilities	101,513	11,042	(805)		111,750

Long-term debt and capital lease obligations, less current installments	656,459	6,272	126,114	(a)	788,845
Deferred income taxes	—	30	(30)	(c)	—
Other long-term obligations	10,714	—	—		10,714
Total liabilities	768,686	17,344	125,279		911,309

Commitments and contingencies
Partners’ capital	264,712	23,691	—		288,403
	—	—	25,238	(c)	25,238
	—	—	(126,114)	(a)	(126,114)
Total partners’ capital	264,712	23,691	—		187,527
	$1,033,398	$41,035	$24,403		$1,098,836

See accompanying notes to the unaudited consolidated and condensed pro forma financial statements.

MARTIN MIDSTREAM PARTNERS L.P.
UNAUDITED PRO FORMA CONSOLIDATED AND CONDENSED STATEMENT OF OPERATIONS
Year Ended December 31, 2018
(Dollars in thousands)

	MMLP	MTI	Pro Forma Adjustments		Pro Forma Consolidated
Revenues:
Terminalling and storage	$96,287	$—	$(83)	(e)	$96,204
Transportation	50,370	125,333	(25,582)	(e)	150,121
Natural gas storage services	52,109	—	—		52,109
Sulfur services	11,148	—	—		11,148
Product sales:
Natural gas services	496,026	—	(19)	(e)	496,007
Sulfur services	121,388	—	—		121,388
Terminalling and storage	145,327	—	(91)	(e)	145,236
	762,741	—	(110)		762,631
Total revenues	972,655	125,333	(25,775)		1,072,213

Costs and expenses:
Cost of products sold: (excluding depreciation and amortization)
Natural gas services	463,939	—	(14,816)	(e)	449,123
Sulfur services	90,418	—	(6,778)	(e)	83,640
Terminalling and storage	130,253	—	(3,691)	(e)	126,562
	684,610	—	(25,285)		659,325
Expenses:
Operating expenses	128,337	105,212	(409)	(e)	233,140
Selling, general and administrative	37,677	5,246	(81)	(e)	42,842
Depreciation and amortization	76,866	3,511	—		80,377
Total costs and expenses	927,490	113,969	(25,775)		1,015,684
Other operating income	(379)	596	202	(d)	419
Operating income (loss)	44,786	11,960	202		56,948

Other income (expense):
Interest expense	(52,037)	(312)	(6,110)	(b)	(58,459)
Other, net	25	13	—		38
Total other income (expense)	(52,012)	(299)	(6,110)		(58,421)
Net income (loss) before taxes	(7,226)	11,661	(5,908)		(1,473)
Income tax expense	(369)	(208)	(2,720)	(c)	(3,297)
Income (loss) from continuing operations	(7,595)	11,453	(8,628)		(4,770)
Income from discontinued operations, net of income taxes	51,700	—	—		51,700
Net income	44,105	11,453	(8,628)		46,930
Less general partner's interest in net (income) loss	(882)	—	—		(882)
Less loss allocable to unvested restricted units	(28)	—	—		(28)
Limited partner's interest in net income (loss)	$43,195	$11,453	$(8,628)		$46,020

Net loss per unit attributable to limited partners - basic	$1.11				$1.18
Weighted average limited partner units - basic	38,907				38,907
Net loss per unit attributable to limited partners - diluted	$1.11				$1.18
Weighted average limited partner units - diluted	38,923				38,923

See accompanying notes to the unaudited consolidated and condensed pro forma financial statements.

MARTIN MIDSTREAM PARTNERS L.P.
NOTES TO UNAUDITED CONSOLIDATED AND CONDENSED PRO FORMA FINANCIAL STATEMENTS

Pro Forma Adjustments and Assumptions:

(a)
Reflects the purchase of MTI financed by proceeds from long-term debt and the corresponding reduction in Partner's Capital related to the excess of the purchase price over the carrying value of assets acquired resulting from an acquisition between entities under common control.

(b)
Reflects the additional interest expense resulting from the $126.1 million in borrowings under the Partnership's credit facility. The interest rate used for the pro forma adjustment was 4.85%, which represents the Partnership's weighted average rate on the facility effective throughout 2018. The interest rate can vary and an increase of 1/8% would increase interest expense and decrease income before income taxes by $0.2 million annually.

(c)
Subsequent to the acquisition of MTI, the Qualified Subchapter S Subsidiary (“QSub”) election will be terminated resulting in MTI being taxed as a C Corporation. Therefore, balances reflect the incremental amount of current and deferred income tax assets and liabilities and current and deferred income tax expense pursuant to C Corporation taxation. Income tax expense is recorded based on an overall effective tax rate of 24.48%.

(d)	To eliminate transaction related expenses associated with the acquisition of MTI.

(e)	To eliminate intercompany transactions between the Partnership and MTI.